Exhibit 23.1

Consent of Independence Registered Public Accounting Firm

Board of Directors and Stockholders
Trey Resources, Inc.
5 Regent Street, Ste. 520
Livingston, NJ 07039

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2010 relating to the consolidated financial statements of Trey Resources, Inc., which appears in Trey Resources, Inc. Annual Report Form 10-K filed with the Securities and Exchange Commission.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern in Note 2 to the consolidated financial statements.

/s/ Friedman LLP

Marlton, NJ 08053
November 19, 2010